EXHIBIT 99

N  E  W  S    R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE July 22, 2003	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518 Andrew Skobinsky 305-231-6556

BankUnited Reports Tenth Consecutive Quarter of Record Net Income—up 23%

CORAL GABLES, Fla., July 22, 2003—BankUnited Financial Corporation (Nasdaq: BKUNA), parent company of BankUnited, FSB, today reported record earnings for the quarter ended June 30, 2003.

Net income for the quarter reached a record $9.6 million, up 23% from $7.8 million for the same period in the prior year. Basic and diluted earnings were $0.35 and $0.33 per share, respectively, for the quarter, versus $0.31 and $0.29 per share, respectively, for the same period in the prior year.

Net income for the nine months ended June 30, 2003, was $28.0 million, up 26% from $22.2 million for the same period in the prior year. Basic and diluted earnings per share for the nine months were $1.07 and $0.99, respectively, as compared to $0.88 and $0.83 for the same period in the prior year.

Highlights of the quarter include:

•	Tenth consecutive quarter of record net income – up 23% from the same period last year.
•	Total assets reached $7.0 billion.
•	Total loan production reached $746 million, up 35% compared to the same period last year.
•	Residential loan production reached a record $527 million, up 52% from this period in the prior year.
•	Consumer loan production was a record $174 million, up 131% from this period last year.
•	Bank-originated loan portfolio growth of $812 million, up 27% from this period last year.
•	Core deposits grew to $1.4 billion, up 19% over the same time last year.
•	Non-interest bearing deposits grew by 60% compared to the same time last year to reach $174 million.
•	Non-interest income increased to $10 million, up 134% over the same period last year.
•	$116 million in high-interest Trust Preferred debt was eliminated, improving the Company’s debt position.
•	$72.8 million was raised in a successful public offering of 3,936,500 shares of Class A Common Stock.
•	Book value per common share reached $14.86, up 15% from the same time last year.
•	BKUNA was added to the NASDAQ Financial-100 Index.

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“This was another exciting quarter with strong overall performance that resulted in our tenth consecutive quarter of record net income,” said Alfred R. Camner, BankUnited’s Chairman and Chief Executive Officer. “BankUnited’s growth is being propelled by a solid and unique strategic direction that differentiates us from our competition. Our total loan production was robust, we continue to focus on diversification, and we generated record-level residential and consumer lending numbers. We also demonstrated our ability to significantly increase core deposits, a cornerstone of our consumer banking strategy. We anticipate that maintaining our momentum in the origination of loans and acquisition of core deposits, as well as sustaining our effort to re-price our liabilities and debt, will positively affect our net interest margin.”

Camner added, “I am particularly pleased with the recognition we are receiving within the investment community as indicated by our highly successful public offering of common stock in the third quarter, which raised $72.8 million in additional capital. Our market capitalization increased to $594 million this quarter, up 22% from this time last year, demonstrating our ability to increase the value of the franchise. Clearly, the marketplace has shown its confidence in our management team, our strategic direction, and our ability to execute our micro-market strategies. Our offering, which took place in a difficult equity market, as well as our recent inclusion in the NASDAQ Financial-100 index, are evidence of this positive reception.”

Ramiro Ortiz, President and Chief Operating Officer stated, “I am highly pleased to report outstanding growth in non-interest bearing deposits this past quarter, up an impressive 20% from the previous quarter. Acquiring transaction accounts that provide cross-selling opportunities is pivotal to BankUnited’s micro-market strategy. The ongoing growth of our core deposits through the deepening of these relationships, as well as our emphasis on relationship-based pricing of our time deposit products will, over time, have a positive effect on overall profitability. The branch network continues to play a vital role in building these household banking relationships, and four additional branches are expected to open in the next two quarters.”

Ortiz continued, “Expanding our branch footprint and increasing our investments in infrastructure have not precluded us from prudently managing expenses. To that end, non-interest expense, excluding the expenses related to the redemption and open market purchases of our high-interest Trust Preferred debt, decreased by 2.8% from the previous quarter.”

Third-Quarter Results Discussion

Lending Performance

Total loan originations maintained a strong upward trend and increased 35% from the corresponding period in 2002 to reach $746 million. Residential mortgage loan originations reached a record $527 million this quarter, an increase of 52% over the third quarter of fiscal year 2002.

Branch-originated specialty consumer mortgages and consumer loan production reached a record $174 million this quarter, up sharply by 131% from the same period in the prior year. Each of these record-setting milestones contributed significantly to overall results.

BankUnited’s robust pipeline continues to contribute to an overall bank-originated loan portfolio growth of $171 million, or 5%, when compared to the previous quarter. Our total loan portfolio stood at $4.1 billion as of June 30, 2003.

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Core Deposit Growth

Core deposits, a cornerstone of the Bank’s strategic growth initiatives, grew by 19% to reach $1.4 billion as compared to this time last year and now comprise 45% of total deposits versus 40% at June 30, 2002. Non-interest bearing deposits increased 60% from the same quarter last year and reached $174 million, up 20% from the quarter ended March 31, 2003. Total deposits increased to $3.2 billion as compared to $3.0 billion at June 30, 2002.

Net Interest Margin

While the Company anticipates future improvement, this quarter the sustained pressure of high industry-wide levels of residential loan pre-payments coupled with market pressure to competitively price deposits resulted in a net interest margin of 1.81%, compared to 1.96% in the previous quarter.

Bert Lopez, Senior Executive Vice President and Chief Financial Officer, stated, “While it is difficult to predict interest rate levels, we are cautiously optimistic that our net interest margin will begin to improve over the next several quarters. Among some possibly favorable trends and steps we have taken to effect this improvement are:

1)	Effecting growth in core deposits:

These deposits exhibit a higher degree of loyalty and thus can be retained at a lower cost. Additionally, they provide the strongest strategic jumping point for cross-selling activities into other income generating products. We anticipate continued core deposit expansion, in line with our strategy, which should positively impact our net interest margin.

2)	Increasing non-interest bearing deposits:

We are particularly pleased with our results in the area of non-interest bearing deposit growth. These deposit relationships are expected to positively affect our net interest margin, as well as help us increase non-interest income.

3)	Capitalizing on deposit re-pricing opportunities:

Given the lagging nature of time deposit re-pricing, we have an opportunity to continue to lower our time deposit cost of funds over the next several quarters.

4)	Expanding the portfolio of BankUnited-originated loans:

As previously stated, the Company’s portfolio of bank-originated loans grew by $171 million, or 5% from the March 2003 quarter. This growth promises to help expand net interest margin. Management sees tremendous benefit to increasing its portfolio of self-originated loans. These loans are slower to pre-pay, and offer the Company significant cross-selling opportunities. Successful execution of this strategy should allow the Company to overcome the pressure of pre-payments on its margin in the long term.

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5)	Eventual run-off of previously purchased residential Loans Serviced By Others (LSBO):

BankUnited’s LSBO portfolio has felt the hardest impact from the trend in pre-payments. This portfolio, which stood at $692 million at September 30, 2002, continues to be pre-paid at a rate more than double that of the Bank’s self-originated residential portfolio, and at quarter end had a balance of $278 million. The Company has followed a policy of allowing the LSBO portfolio to run off, replacing them with loans originated by BankUnited. We expect the significant pressure on our net interest margin resulting from the pre-payments on the LSBO portfolio to subside during the next several quarters. Until full depletion of the portfolio, management expects that pre-payments will continue to have an adverse effect on net interest margin.

6)	Targeting consumer and commercial loan growth and diversification of the portfolio:

Management continues to implement proven consumer and commercial lending strategies to grow and diversify the Bank’s loan portfolio. The result of our lending strategies, as shown through record production in key areas, should serve to abate margin pressures, especially in light of our focus on gathering lower-cost deposits.

7)	Asset sensitive balance sheet:

BankUnited maintains an asset sensitive position allowing us to re-price our assets faster than our liabilities in a rising interest rate environment.

8)	Strategically reducing high-interest Trust Preferred debt:

On June 30, 2003, BankUnited took a significant step by completely redeeming its BankUnited Capital III 9% Cumulative Trust Preferred Securities (NYSE: BUFPrC) at an aggregate liquidation amount of $103 million. Expenses related to this retirement were $3.2 million. Due to the timing of the redemption, the benefits will be reflected in this coming and future quarters.

In addition, at mid-quarter the Company also retired $13.2 million of its BankUnited Capital 10.25% Cumulative Trust Preferred Securities through open market transactions. Expenses related to this purchase were $0.5 million. The full benefits of this retirement will not be fully realized until this coming and future quarters.

Along with the redemption on March 31, 2003, of $46 million of the Company’s 9.6% BankUnited Capital II Cumulative Trust Preferred Securities, the Company has reduced outstanding debt by $162 million, at a weighted average rate of 9.3%, further reducing pressure on our net interest margin”

Non-Interest Income

Total non-interest income for the quarter reached $10 million, up 134% compared to the same period last year.

Fee income contributed to the growth in total non-interest income and reached $2.8 million this quarter, up 40% from $2.0 million for the same period last year.

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As a result of strong residential lending activities, BankUnited generated $2.3 million in non-interest income from the sale of assets in the form of loans and securitized loans originated for sale.

During the quarter, the Company sold $203 million of mortgage-backed securities resulting in a gain of $4.3 million.

BankUnited’s portfolio of residential loans serviced for others grew to $897 million at June 30, 2003. Consistent with the low interest rate environment and rapid pre-payments, BankUnited provided for the amortization of $1.9 million of servicing rights, compared to $1.6 million for the previous quarter. This amortization, coupled with fees earned on these loans of $0.6 million, resulted in a net of ($1.3) million from loan servicing fees.

Non-Interest Expense and Efficiency Ratio

BankUnited strives to closely manage the impact of growth on expenses while continuing the Company’s strategic investment in infrastructure, new banking offices, and the hiring of new talent to perform vital roles.

For the quarter, non-interest expense increased by $1.4 million or 6% from the preceding quarter and $4.6 million or 25% from the same quarter in the prior fiscal year. Excluding $3.7 million of expenses related to the redemption and open-market purchases of our debt for the quarter ended June 30, 2003, and $1.8 million for the previous quarter, expenses would have shown a decrease of 2.8% from the prior quarter.

The higher expense level created by the redemption and purchase of certain of the Company’s high-interest debt, offset in part by gains on security sales, yielded an efficiency ratio of 59.09% for the quarter, up from 56.08% this time last year. Without the expenses of $3.7 million related to these activities, and excluding the gain from the sale of securities of $4.3 million, the efficiency ratio for the quarter would have been 55.72%.

Asset Quality

Although the Company achieved an anticipated reduction in certain non-performing assets during the past quarter, the period-end deterioration of a secured credit relationship contributed to an increase in non-performing assets as a percentage of total assets to 0.75% from 0.64% for the quarter ended March 31, 2003. The net charge-off ratio decreased from 0.15% at June 30, 2002 to 0.06% at June 30, 2003.

Allowance for loan losses as a percentage of total loans is currently 0.54%, up from 0.49% for the third quarter last year corresponding with the increase in non-performing loans. While the current level is relatively low as compared to the banking industry in general, management believes it to be prudent given the composition of its loan portfolio, with more than 90% secured by real estate.

BankUnited continues to place emphasis on maintaining its high credit quality.

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Strategic Direction

Ramiro Ortiz, President and Chief Operating Officer stated, “We are continuing to build momentum with our micro-market initiatives. Having implemented this strategy in our consumer banking area this quarter, we have begun the process of rolling out the same strategy for our small business area. BankUnited will become the premier community bank in South Florida through effective execution of this strategy, which is aimed at creating a truly localized banking experience for our customers. It is this classic, face-to-face approach to building financial relationships that is the hallmark of BankUnited, and will ultimately allow us to grow market share at the expense of institutions that can not effectively implement such a high-touch, market-focused approach.”

Ortiz added, “We continue to make some significant additions and to realign our senior management team to both drive our growth and safeguard our customarily high credit quality. These additions and realignments will fuel increases in loan production from the commercial and commercial real estate areas, strengthen and diversify our overall portfolio, while heightening what is already a strong credit culture at BankUnited. Our entire senior management team has strong roots in the South Florida community and possesses a deep understanding of its unique banking landscape and the diverse financial needs of South Floridians.”

Total Assets, Capital Ratios and Book Value

Assets total $7.0 billion versus $5.8 billion at this time last year.

BankUnited continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios stand at 7.3% and 16.1%, respectively.

Book value per common share is up 15% from the same prior year period to $14.86.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited, FSB, the largest banking institution headquartered in Florida based on assets. Offering a full array of consumer and commercial banking products and services, BankUnited operates 42 banking offices throughout Miami-Dade, Broward, Palm Beach, and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company’s operations, pricing, products and services.

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BankUnited Financial Corporation

Quarter Ended June 30, 2003 Earnings Release

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
Operations Data:	2003	2002	2003	2002
	(dollars and shares in thousands, except per share data)
Interest income:
Interest and fees on loans	$56,699	$61,959	$176,333	$192,207
Interest on mortgage-backed securities	17,796	16,796	50,763	45,429
Interest on short-term investments	113	169	340	483
Interest and dividends on long-term investments and other interest-earning assets	3,922	2,762	10,644	8,605

Total interest income	78,530	81,686	238,080	246,724
Interest expense:
Interest on deposits	19,715	25,839	63,471	80,642
Interest on borrowings	25,535	22,990	73,421	69,356
Preferred dividends of trust subsidiary	4,922	4,879	15,057	14,753

Total interest expense	50,172	53,708	151,949	164,751

Net interest income	28,358	27,978	86,131	81,973

Provision for loan losses	1,375	1,900	3,925	7,300

Net interest income after provision for loan losses	26,983	26,078	82,206	74,673

Other income:
Loan servicing fees, net of amortization	(1,346)	(632)	(3,228)	(1,616)
Loan fees	1,372	847	3,562	2,887
Deposit fees	1,017	843	3,037	2,479
Other fees	410	287	1,014	726
Gain on sales of loans, securities, and other assets (1)	6,640	1,147	11,163	3,541
Insurance and investment income	771	844	2,091	3,024
Other income	1,158	951	4,180	2,171

Total other income	10,022	4,287	21,819	13,212

Other expense:
Employee compensation	9,569	7,891	27,938	22,304
Occupancy and equipment	3,172	2,863	9,125	8,179
Insurance and professional fees	1,168	2,112	4,084	4,885
Telecommunications and data processing	1,310	1,106	3,729	3,267
Loan servicing expense	277	652	1,124	2,384
Advertising and promotion expense	1,021	1,256	3,464	4,536
Other operating expenses	6,161	2,215	12,760	7,332

Total other expense	22,678	18,095	62,224	52,887

Income before income taxes	14,327	12,270	41,801	34,998
Provision for income taxes	4,700	4,429	13,782	12,755

Net income	$9,627	$7,841	$28,019	$22,243

Earning Per Share Data:
Net income	$9,627	$7,841	$28,019	$22,243
Preferred stock dividends	79	77	237	178

Net income available to common stockholders	$9,548	$7,764	$27,782	$22,065

Basic earnings per common share:	$0.35	$0.31	$1.07	$0.88

Weighted average common shares	27,124	25,125	25,973	25,129

Diluted earnings per common share:	$0.33	$0.29	$0.99	$0.83

Weighted average diluted common shares	29,438	27,176	28,197	26,954

(1) Consists of the following:	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2003	2002	2003	2002
Gain on sales of loans and securitizations	$2,329	$1,176	$5,458	$2,273
Gain(Loss) on sales of investments and other assets	$4,311	$(29)	$5,705	$1,268

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BankUnited Financial Corporation

Quarter Ended June 30, 2003 Earnings Release (continued)

	As of June 30,
Selected Balance Sheet Data:	2003	2002

	(dollars in thousands)
Asset Data:
Total assets	$6,980,192	$5,833,433
Cash and cash equivalents	$70,019	$341,647
Investment securities	$289,132	$158,004
Mortgage-backed securities	$2,126,425	$1,252,756
Loans:
Residential loans	$3,167,258	$3,007,098
Commercial and commercial real estate loans	521,968	458,603
Consumer loans (1)	107,420	100,198
Unearned discounts, premiums and loan fees	34,380	28,617
Allowance for loan losses	(22,441)	(18,856)

Loans receivable, net (excluding loans held for sale)	$3,808,586	$3,575,660

Loans held for sale	$308,463	$259,055
FHLB Stock	$115,968	$85,569

Liability Data:
Total liabilities	$6,534,697	$5,503,569
Deposits:
Non-interest bearing deposits	$174,055	$108,995
Interest bearing checking and money market deposits	400,710	324,879
Savings	843,452	757,934

Total core deposits	1,418,217	1,191,808
Certificates of Deposit	1,740,202	1,814,710

Total deposits	$3,158,419	$3,006,518

Borrowings	$2,882,784	$2,163,865
Trust preferred securities and subordinated debentures	$161,684	$233,682

Equity Data:
Total stockholders' equity	$445,495	$329,864
Preferred equity	$5,345	$4,239

AVERAGE BALANCE SHEET DATA (For the three months ended June 30,)

Loans, net	$4,074,481	$3,799,153
Investment securities	$244,495	$150,605
Mortgage-backed securities	$1,859,634	$1,149,776
Interest-earning assets	$6,260,758	$5,164,396
Assets	$6,561,504	$5,389,790
Interest bearing deposits	$2,924,432	$2,831,517
Non-interest-bearing deposits	$153,565	$107,326
Borrowings	$2,733,910	$1,830,584
Trust preferred securities and subordinated debentures	$266,262	$232,628
Interest-bearing liabilities	$5,924,604	$4,894,729
Liabilities	$6,161,571	$5,070,758
Stockholders' equity	$399,933	$319,032

(1)	Excludes consumer mortgage products which are included in Residential Loans.

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BankUnited Financial Corporation

Quarter Ended June 30, 2003 Earnings Release (continued)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
Selected Data:	2003	2002	2003	2002
Performance Data:
Return on average tangible common equity	10.43%	10.84%	11.04%	10.55%
Return on average assets	0.59%	0.58%	0.60%	0.56%
Yield on interest-earning assets	4.98%	6.30%	5.31%	6.46%
Cost of interest-bearing liabilities	3.29%	4.28%	3.50%	4.46%
Net interest yield on earning assets (margin)	1.81%	2.17%	1.94%	2.16%
Net interest spread	1.69%	2.01%	1.81%	2.00%
Efficiency Ratio	59.09%	56.08%	57.64%	55.56%

	As of June 30,

	2003	2002

Equity Data:	(shares in thousands)
Book value per common share	$14.86	$12.93
Closing price of Class A Common Stock	$20.08	$19.39
Common shares outstanding	29,593	25,150
Average equity to average assets for the three months ended	6.10%	5.92%
Capital Ratios:
Tangible capital ratio (1)	7.3%	7.8%
Core capital ratio (1)	7.3%	7.8%
Risk-based capital ratio (1)	16.1%	16.7%

	As of June 30,	As of March 31,

	2003	2003

Non-Performing Assets:	(dollars in thousands)
Non-accrual loans	$46,597	$36,931
Restructured loans	309	311
Loans 90 day past due and still accruing	318	—

Total non-performing loans	47,224	37,242

Non-accrual tax certificates	355	568
Real estate owned	5,100	4,765

Total non-performing assets	52,679	42,575

Allowance for losses on tax certificates	365	606
Allowance for loan losses	22,441	21,662

Total allowance	$22,806	$22,268

Non-performing assets to total assets	0.75%	0.64%
Non-performing loans to total loans	1.14%	0.91%
Allowance for loan losses as a percentage of total loans	0.54%	0.53%
Allowance for loan losses as a percentage of non-performing loans	47.52%	58.17%
Net charge-offs for the three months ended	$596	$441
Net annualized year-to-date charge-offs as a percentage of average total loans	0.06%	0.06%

(1)	Capital ratios are for BankUnited FSB only.